Exhibit 10.7

April 28, 2017

Doug Godshall

[Private address]

Dear Doug,

I am pleased to offer you a position with Shockwave Medical (the “Company”), as its President and Chief Executive Officer and a member of the Company’s board of directors (the “Board”). If you decide to join us, you will receive a base annual salary of $375,000, less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible to receive an annual bonus in an amount equal to forty percent (40%) of your then existing annual base salary subject to your and the Company’s achievement of milestones to be established by the Board.

You are eligible for reimbursement for appropriate business expenses, such as mileage, phone, and travel expenses in accordance with Company’s T&E policy. As an employee, you will also be eligible to receive certain employee benefits, including health, dental and vision care coverage, paid vacation, and paid Company holidays. You will also be entitled to paid sick leave if you are employed in a jurisdiction that requires it.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Board following your start date that the Company grant you an option to purchase [six percent (6%) of the fully diluted shares of the Company’s Common Stock as of the date of grant], at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and a stock option agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. Upon the closing of a Change of Control, 100% of the total number of unvested shares subject to the option shall vest, conditioned upon your employment with the Company on the date the Company signs a definitive agreement with respect to such Change of Control and you executing and not revoking a release of claims in a reasonable and customary form provided by and acceptable to the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

If (i) your employment is terminated by the Company without Cause or if you voluntarily resign from your employment for Good Reason and (ii) you sign a release of claims in a reasonable and customary form provided by and acceptable to the Company, then, following that release becoming effective and irrevocable, you will receive a continuation of your then-current benefits and base salary, less applicable withholdings, for a period ending upon the earlier of (x) twelve (12) months following the date of such termination or resignation and (y) the date upon which you commence new employment; provided, that if a Change of Control occurs following the Company’s initial public offering during your employment with the Company, any severance to be paid pursuant to the foregoing provision following such Change of Control shall be paid for twelve (12) months following the date of any such termination or resignation, regardless of when you commence new employment.

“Cause” is defined as: (1) your failure to substantially perform your material duties and obligations, which failure is not cured to the sole and reasonable satisfaction of the Board within ten (10) business days after you receive a written demand for performance from the Company; (2) any act of personal dishonesty, moral turpitude, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that results in harm to the Company or its affiliates; (3) your violation of a federal or state law or regulation applicable to the business of the Company or its affiliates; (4) your being convicted of, or entering a plea of nolo contendere or guilty to, a felony under the laws of the United States or its equivalent in the jurisdiction in which the act that constituted the felony occurred; or (5) your material breach of the terms of this Agreement or any other agreement between you and the Company (or any affiliate of the Company).

“Good Reason” is defined as the occurrence, without your prior written consent, of either of the following events: (1) a material diminution of your base salary, unless such diminution is part of a generalized salary reduction affecting senior level (VP or higher) employees; (2) a material diminution of your authority, duties or responsibilities as an employee relative to such authority, duties or responsibilities in effect immediately prior to such diminution; provided that your authority, duties and responsibilities will not be deemed to be materially reduced if you have reasonably comparable authority, duties and responsibilities as an employee with respect to the Company’s business following a Change of Control, regardless of any change in title or whether you subsequently provide services to a subsidiary, affiliate, business unit, division or otherwise; (3) a requirement that you relocate your principal residence to the state in which the Company’s principal business is conducted; or (4) a material breach by the Company of the agreement under which you provides services to the Company, which failure is not cured to your sole and reasonable satisfaction within ten (10) business days after the Company receives a written demand for performance from you.

“Change of Control” is defined as: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, including but not limited to any non-compete agreements you may have entered into with former or current employers. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information, and which contains a non-compete provision. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be May 9, 2017. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Executive Chairman of the Board and you. This offer of employment will terminate if it is not accepted, signed and returned by the close of business on April 28, 2017.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Jay Watkins
Jay Watkins
Executive Chairman of the Board

Agreed to and accepted:

Signature:	/s/ Douglas E. Godshall
Printed Name:	Douglas E. Godshall
Date:	April 28, 2017